Exhibit 7

CNGSN & Associates LLP Chartered Accountants LLP Identification No: AAC-9402	#74, 1st Floor, 11th Cross, 3rd Block, Thyagarajnagar, Bangalore- 560028 W: www.cngsn.com L : +91 80 26766222

01st September 2023

Securities Exchange Commission Washington D.C 20549

Sub: Response to Draft Form 8-K/A

We are writing in response to the draft amended Form 8-K/A received from Duo World, Inc. (“Duo World”) to be filed with the United States Securities and Exchange Commission (SEC).

Our engagement with Duo World concluded following our disclosure that our Registration Application with the Public Company Accounting Oversight Board (PCAOB) had not been approved and was under review and is pending before The Board, contrary to the prior registration application filed by us based on which the engagement was entered into. We acknowledge that our audit opinion dated July 6, 2023, which was included with Duo World’s Form 10-K for the Fiscal Year Ended March 31, 2023, contained statements that have proven to be inaccurate in light of the PCAOB registration status.

Furthermore, we concur that, due to the circumstances, the Audit Opinion dated July 6, 2023, for the fiscal year ended March 31, 2023, stands withdrawn. We did not have disagreements with the Board of Directors, we did not find any errors in accounting or auditing, other than the fact that our firm had not obtained registration from PCOAB.

We also acknowledge the necessity for Duo World to hire a PCAOB-registered firm to re-audit the financial statements for the fiscal year in question and to amend their Form 10-K accordingly.

For CNGSN & Associates LLP Chartered Accountants

Sd/-

Bhavana Gopi Partner

. Chennai	. Bangalore	. Hyderabad	. Vellore